Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 31 to the registration statement on Form N-1A (the "Registration Statement") of our report dated June 22, 2004, relating to the financial statements and financial highlights appearing in the May 31, 2004 Annual Report to Shareholders of T. Rowe Price High Yield Fund, Inc., which is incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
September 24, 2004